Exhibit 99.1

PRIMERICA REPORTS FIRST QUARTER 2016 RESULTS

19% growth in life insurance policies issued

10% increase in life insurance licensed representatives to 108,220

13% growth in diluted EPS to $0.92; 17% growth in diluted operating EPS to $0.93

Duluth, GA, May 4, 2016 – Primerica, Inc. (NYSE: PRI) announced today financial results for the quarter ended March 31, 2016.  Total revenues were $363.0 million and net income was $45.2 million or $0.92 per diluted share in the first quarter of 2016.

Glenn Williams, Chief Executive Officer said, “We have begun 2016 with strong distribution growth. The size of our life insurance licensed sales force grew 10% which drove 19% growth in life insurance policies issued versus the first quarter a year ago.  Solid core performance across business segments coupled with recent share repurchases resulted in a 17% increase in diluted operating EPS and a 170 basis points increase in return on adjusted equity (ROAE) year-over-year.”

In the first quarter, operating revenues increased 6% to $363.7 million and net operating income increased 7% to $45.7 million from the prior year period.  Operating results in the quarter reflect strong performance in the Term Life segment including a 13% increase in net premiums and 28% growth in the Term Life segment’s operating income before income taxes versus the year ago period.  Lower Investment and Savings Products (ISP) sales and lower average client asset values, largely driven by market volatility in the quarter, led to a 10% decline in ISP operating income before income taxes compared with the first quarter of 2015.  The average Canadian dollar value remained a modest headwind on a year-over-year basis leading to lower operating revenues of approximately $6 million and lower net operating income of approximately $1 million in the first quarter of 2016.  Solid earnings as well as ongoing share repurchases drove a 17% increase in diluted net operating earnings per share to $0.93 and ROAE expanded to 16.3% on an operating basis versus 14.6% in the first quarter of 2015.

Distribution & Segment Results

Distribution Results
	Q1 2016	Q1 2015	% Change	Q4 2015	% Change

Life Licensed Sales Force (1)	108,220	98,145	10%	106,710	1%
Recruits	63,427	53,300	19%	48,624	30%
New Life-Licensed Representatives	9,666	7,486	29%	10,547	(8)%
Life Insurance Policies Issued	66,376	55,677	19%	69,627	(5)%
Life Productivity (2)	0.21	0.19	*	0.22	*
ISP Sales ($ billions)	$1.38	$1.51	(9)%	$1.41	(2)%
Average client asset value ($ billions)	$46.65	$48.74	(4)%	$47.54	(2)%

(1) End of period
(2) Life productivity equals Policies issued divided by the average number of life insurance licensed representatives per month
* Not calculated

Segment Results
	Q1 2016	Q1 2015	% Change	Q4 2015	% Change
	($ in thousands)
Operating Revenues: (1)
Term Life Insurance	$206,277	$182,196	13%	$200,165	3%
Investment and Savings Products	125,035	129,074	(3)%	129,408	(3)%
Corporate and Other Distributed Products	32,433	32,292	*	27,916	16%
Total operating revenues (1)	$363,745	$343,562	6%	$357,489	2%

Operating Income (loss) before income taxes: (1)
Term Life Insurance	$46,078	$36,076	28%	$45,926	*
Investment and Savings Products	31,691	35,044	(10)%	38,481	(18)%
Corporate and Other Distributed Products	(6,774)	(5,595)	21%	(8,653)	(22)%
Total operating income before income taxes (1)	$70,995	$65,525	8%	$75,754	(6)%

(1) See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.
* Less than 1%

Life Insurance Licensed Sales Force. Strong recruiting trends in recent quarters drove 10% growth in the life insurance licensed sales force year-over-year.   First quarter recruiting of new representatives increased 19% and new life insurance licenses grew 29% from the year ago period. On a sequential quarter basis, recruiting increased while new life insurance licenses declined following seasonally lower recruiting levels in the fourth quarter.

Term Life Insurance.  In the first quarter of 2016, term life insurance policies issued increased 19% driven by the larger life insurance licensed sales force and productivity that continued to be at the higher-end of the historical range.  Term Life operating revenues increased 13% to $206.3 million reflecting 13% growth in net premiums compared to the first quarter of 2015. Operating income before income taxes grew 28% to $46.1 million versus the year ago period.  Persistency and incurred claims in the first quarter of 2016 were in line with historical levels.  Insurance and operating expenses declined 4% year-over-year as higher growth-related expenses were more than offset by lower employee compensation-related expenses in the segment.  The lower employee compensation largely relates to changes in the management structure that occurred in April 2015 which reduced total company expenses and reallocated a portion of expenses from Term Life to the Corporate and Other Distributed Products segment.

Investment and Savings Products.  Market volatility in the first quarter, as well as the year-over-year decline in the Canadian dollar value, led to 4% lower average client asset values of $46.65 billion and a 9% decline in sales to $1.38 billion compared with the prior year period.  ISP operating revenues of $125.0 million were 3% lower year-over-year as lower sales and average client asset values were partially offset by higher account-based revenue.  The 10% decline in ISP segment operating income before income taxes to $31.7 million versus the first quarter of 2015 also reflects a shift in product mix, a $0.7 million increase in segregated fund DAC amortization and  the decline in the Canadian dollar value versus the year ago quarter.

Corporate and Other Distributed Products.  Operating revenues were $32.4 million, and operating losses before income taxes were $6.8 million in the first quarter of 2016.  Insurance and other operating expenses increased largely due to annual employee merit increases as well as the reallocation of expenses between segments as noted above.  The segment’s net investment income was relatively flat year-over-year as lower yield on the invested asset portfolio was offset by a positive mark-to-market on the deposit asset backing an IPO related reinsurance agreement.  During the quarter, a reduction in the annual fees on this IPO related reinsurance agreement from 3% to 0.5% was effected, leading to a decline in interest expense of $1.5 million year-over-year.  The invested asset portfolio saw price improvements with net unrealized gains increasing from $49.3 million at December 31, 2015 to $74.9 million at quarter-end largely due to decreasing interest rates and slightly tighter credit spreads during the period.

Taxes
The effective income tax rate for the first quarter of 2016 of 35.7% was higher than the prior year rate of 35.0% due to a smaller portion of pre-tax income being derived in Canada as well as increases made in 2015 to the estimated amount of current Canadian earnings that may be repatriated to the U.S.

Capital
In the first quarter of 2016, Primerica repurchased $49.9 million, or 1.2 million shares of its common stock.  Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be approximately 440% as of March 31, 2016.

Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, operating revenues, operating income before income taxes, net operating income, adjusted stockholders’ equity and diluted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering for all periods presented.  Operating revenues, operating income before income taxes, net operating income, and diluted operating earnings per share exclude the impact of realized investment gains and losses, including other-than-temporary impairments (OTTI), for all periods presented.  Adjusted stockholders' equity excludes the impact of net unrealized investment gains and losses recorded in other comprehensive income (loss) for all periods presented.  The definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the results as reported under GAAP.  Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information
Primerica will hold a webcast Thursday, May 5, 2016 at 10:00 am ET, to discuss first quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements
Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; changes to the independent contractor status of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations or the failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality, persistency, expenses and interests rates as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event that causes a large number of premature deaths of our insureds; changes in federal and state legislation, including other legislation or regulation that affects our insurance and investment product businesses, such as the DOL’s recently adopted rule defining who is a “fiduciary” of a qualified retirement plan as a result of giving investment advice; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of, or legal challenges to, the support tools we provide to our sales force; heightened standards of conduct or more stringent licensing requirements for our sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business; fluctuations in the performance of client assets under management; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; legal and regulatory investigations and actions concerning us or our sales representatives; the loss of key personnel; the failure of our information technology systems, breach of our information security or failure of our business continuity plan; and fluctuations in Canadian currency exchange rates . These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.
Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured approximately 5 million lives and have over 2 million client investment accounts at December 31, 2015. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

Media Contact:
Keith Hancock
470-564-6328
Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	March 31, 2016 (1)	December 31, 2015
	(In thousands)
Assets:
Investments:
Fixed-maturity securities available-for-sale, at fair value	$1,705,705	$1,731,459
Fixed-maturity securities held-to-maturity, at amortized cost	404,860	365,220
Equity securities available-for-sale, at fair value	49,554	47,839
Trading securities, at fair value	7,620	5,358
Policy loans	29,825	28,627
Total investments	2,197,564	2,178,503
Cash and cash equivalents	175,717	152,294
Accrued investment income	17,930	17,080
Due from reinsurers	4,160,266	4,110,628
Deferred policy acquisition costs, net	1,559,833	1,500,259
Premiums and other receivables	204,406	193,841
Intangible assets, net	57,467	58,318
Deferred income taxes	31,796	30,112
Other assets	343,701	304,356
Separate account assets	2,264,108	2,063,899
Total assets	$11,012,788	$10,609,290

Liabilities and Stockholders’ Equity:
Liabilities:
Future policy benefits	$5,518,834	$5,431,711
Unearned premiums	594	628
Policy claims and other benefits payable	243,813	238,157
Other policyholders’ funds	352,650	356,123
Notes payable	372,643	372,552
Surplus note	404,079	364,424
Income taxes	177,457	148,125
Other liabilities	418,469	416,417
Payable under securities lending	87,383	71,482
Separate account liabilities	2,264,108	2,063,899
Total liabilities	9,840,030	9,463,518

Stockholders’ equity:
Common stock	473	483
Paid-in capital	137,855	180,250
Retained earnings	989,685	952,804
Accumulated other comprehensive income (loss), net of income tax:	44,745	12,235
Total stockholders’ equity	1,172,758	1,145,772
Total liabilities and stockholders’ equity	$11,012,788	$10,609,290

(1) Unaudited

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,
	2016	2015
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$597,130	$577,458
Ceded premiums	(395,333)	(397,540)
Net premiums	201,797	179,918
Commissions and fees	128,821	132,835
Net investment income	21,238	21,173
Realized investment gains (losses), including OTTI	(783)	1,284
Other, net	11,889	9,636
Total revenues	362,962	344,846

Benefits and expenses:
Benefits and claims	90,977	82,500
Amortization of deferred policy acquisition costs	43,129	36,213
Sales commissions	66,643	68,457
Insurance expenses	33,311	34,348
Insurance commissions	4,147	3,190
Interest expense	7,173	8,676
Other operating expenses	47,370	44,653
Total benefits and expenses	292,750	278,037
Income before income taxes	70,212	66,809
Income taxes	25,036	23,408
Net income	$45,176	$43,401

Basic earnings per share:
Basic earnings per share	$0.92	$0.82
Diluted earnings per share	$0.92	$0.82

Shares used in computing earnings per share:
Basic	48,550	52,643
Diluted	48,574	52,691

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended March 31,
	2016	2015	% Change
Operating revenues	$363,745	$343,562	6%
Realized investment gains (losses), including OTTI	(783)	1,284
Total revenues	$362,962	$344,846	5%

Operating income before income taxes	$70,995	$65,525	8%
Realized investment gains (losses), including OTTI	(783)	1,284
Income before income taxes	$70,212	$66,809	5%

Net operating income	$45,680	$42,567	7%
Realized investment gains (losses), including OTTI	(783)	1,284
Tax impact of reconciling items	279	(450)
Net income	$45,176	$43,401	4%

Diluted operating earnings per share (1)	$0.93	$0.80	17%
Net after-tax impact of operating adjustments	(0.01)	0.02
Diluted earnings per share (1)	$0.92	$0.82	13%

(1) Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2016	2015
Adjusted direct premiums	$267,750	$237,431
Premiums ceded to IPO coinsurers	321,494	331,733
Direct premiums	$589,244	$569,164

Other ceded premiums	$(71,776)	$(63,389)
Premiums ceded to IPO coinsurers	(321,494)	(331,733)
Ceded premiums	$(393,270)	$(395,122)

Net premiums	$195,974	$174,042

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2016	2015
Operating revenues	$32,433	$32,292
Realized investment gains (losses), including OTTI	(783)	1,284
Total revenues	$31,650	$33,576

Operating loss before income taxes	$(6,774)	$(5,595)
Realized investment gains (losses), including OTTI	(783)	1,284
Loss from continuing operations before income taxes	$(7,557)	$(4,311)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	March 31, 2016	December 31, 2015
Adjusted stockholders' equity	$1,124,082	$1,113,736
Unrealized net investment gains recorded in stockholders' equity, net of income tax	48,676	32,036
Stockholders' equity	$1,172,758	$1,145,772